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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Sunoco Logistics Partners L.P., a Delaware limited partnership, the Registrant

Sunoco Logistics Partners GP LLC, a Delaware limited liability company

Sunoco Logistics Partners Operations L.P., a Delaware limited partnership

Sunoco Logistics Partners Operations GP LLC, a Delaware limited liability company

Sunoco Pipeline L.P., a Texas limited partnership

Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership